Exhibit 23.1



           CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BankAmerica Corporation, a Delaware corporation and successor, by reincorporation and subsequent name change, to NationsBank Corporation, of our report dated January 9, 1998, which appears on page 46 of the NationsBank Corporation Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report dated April 13, 1998, which appears on page 75 of the NationsBank Corporation Current Report on Form 8-K filed April 16, 1998. We also consent to the incorporation by reference of our report dated November 13, 1998, which appears on page 44 of the BankAmerica Corporation Current Report on Form 8-K filed November 16, 1998.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Charlotte, North Carolina
December 29, 1998